     Filed pursuant to Rule 433
January 12, 2006

Relating to
 Pricing Supplement No. 43 dated December 30, 2005 to
Registration Statement No. 333-129243

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Pricing Sheet – January 12, 2006

PLUS DUE FEBRUARY 1, 2007
MANDATORILY EXCHANGABLE FOR AN AMOUNT PAYABLE IN U.S. DOLLARS
BASED ON THE VALUE OF THE GOLDMAN SACHS CORN INDEX - EXCESS RETURN
Performance Leveraged Upside SecuritiesSM (“PLUSSM”)

Offering Price:	$10 per PLUS
Aggregate Principal Amount:	$11,000,000
Initial Pricing Date:	December 30, 2005
Original Issue Date:	January 18, 2006
Maturity Date:	February 1, 2007
Initial Index Value	12.23
Upside Leverage Factor:	115%
CUSIP:	61747Y519
Agent:	Morgan Stanley & Co. Incorporated
Agent’s Commissions:	$0.075 per PLUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by called toll-free 1-866-718-1649.

Pricing Supplement No. 43, dated December 30, 2005
Prospectus Dated November 14, 2005
Prospectus Supplement Dated November 14, 2005